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                                                                   Exhibit 10.47
                                    AMENDMENT
                      TO THE 1995 PROMUS HOTEL CORPORATION
                              RESTRICTED STOCK PLAN

            Promus Hotel Corporation (the "Company"), a Delaware corporation, maintains the Promus Hotel Corporation 1995 Restricted Stock Plan (the "Plan"). In order to make certain changes to the Plan, as authorized by Section 10 of the Plan, this Amendment to the Plan has been approved and adopted by the Human Resources Committee of the Board of Directors of the Company, effective immediately.

      1. Section 2(a) is hereby amended to read in its entirety as follows:

            The Plan shall be administered by the Human Resources Committee of the Board of Directors (the "Board") of Promus unless the Board designates another committee of the Board to administer this Plan. The Human Resources Committee (the "Committee") (or such other committee of the Board so designated) shall consist solely of two or more non-employee directors appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") ("Section 162(m)"). The Committee shall have full and final authority in its discretion to interpret conclusively the provisions of the Plan; to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the awards to be made and the amount, size, terms and restrictions of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan, other than, in each such case, determinations required in connection with awards granted pursuant to the terms of Section 4(b).

      2. Section 2(d) of the Plan is hereby amended to delete the reference to "Rule 16b-3."

      3. Section 10 of the Plan is hereby amended to read in its entirety as follows:

            Amendment. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time from time to time by the Committee. However, no action of the Committee may modify the eligibility requirements of Section 4, or otherwise amend the Plan in a manner requiring stockholder approval under Section 16, the applicable exemptive conditions of Rule 16b-3 or Section 162(m) or other applicable law, regulation or rule without approval of the Company's
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      shareholders given within 12 months before or after the action by the
      Committee. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the participant, impair any rights or obligations under any shares theretofore granted. No shares may be granted during any period of suspension nor after termination of the Plan, and in no event may any shares be granted under this Plan after the expiration of the years from the date the Plan is adopted by the Board.

                                     * * * *

            Executed on this 13th day of November, 1996



                                          _____________________________
                                          Patricia R. Ferguson
                                          Vice President